Exhibit No. 22


                     Subsidiaries of Sage Laboratories, Inc.

Names under which
Subsidiary does business                                   State of Organization
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Sage Laboratories Investment Corp.                              Massachusetts

Sage Laboratories Active Microwave, Inc.                        New Hampshire

Sage Laboratories Foreign Sales, Inc.                        U.S. Virgin Islands